                              [Pinnacle Letterhead]

May 13, 2003

Stephen W. Crawford
6131 Briar Rose Drive
Houston, Texas 77057

Dear Stephen:

Pinnacle Towers Inc. is pleased to confirm our offer and your acceptance of employment for the position of Vice President and General Counsel, reporting to
David J. Grain, President. Your duties and responsibilities will be those described to you during your recent interview with Mr. Grain. This letter will confirm our understanding and agreement with respect to principal details of your employment.

As discussed, your employment will begin on Monday, June 2, 2003. This is an exempt position, for which you will be compensated at a rate of $190,000.00 annually and paid on a semi-monthly (twice a month) basis. In addition, you will receive an employment incentive in the amount of $50,000 gross, payable on the first pay period of employment to assist you in relocating to the Sarasota,
Florida area. Alternatively, Pinnacle will allow the costs of the moving company and the airline flights between Houston and Sarasota to be billed directly to
(or reimbursed by) Pinnacle, with the $50,000 employment incentive being concurrently reduced by said amounts. This information is confidential and should not be discussed with anyone other than your manager, Mr. Grain.
Applicable federal, state and local taxes will be withheld from each paycheck, as will be any additional deductions you choose to make. An annual review will also be conducted after twelve (12) months of continuous employment.

Subject to Board confirmation, you will be granted an option to purchase that number of shares of the common stock of the Company (the "Shares") representing one quarter of one percent (.25%) of the fully diluted common shares of the
Company as of the date hereof (the "Option") with one half of the Shares underlying the Option having an Exercise Price per Share of $10 (the "$10
Shares") and one half of the Shares underlying the Option having an Exercise
Price of $20 (the "$20 Shares," and together with the $10 Shares, the "Option
Shares"). The Option shall become vested and exercisable over a three-year period with one-third of the $10 Shares and one third of the $20 Shares vesting on each of the 1st, 2nd and 3rd anniversaries of your date of employment. The
Option shall be governed by the terms of an option agreement, the terms of which shall be provided by the Company at a later date.

In the event the Company consummates an underwritten public offering of Company common stock, pursuant to an effective registration statement filed under the
Securities Act of 1933, as amended, at any time during employment with the
Company, you will be entitled to have your Shares treated the same as shares of the Company common stock held by other senior executive officers of the Company with respect to registration rights relating to the Shares.

Your first 90 days of employment with Pinnacle Towers Inc. are considered an introductory or probationary period. Completion of the introductory or probationary period does not guarantee continued employment for any specified period of time. In the event your employment is terminated by the Company for non-cause, you will receive six months Base Salary and benefits under COBRA
(once elected).

The Company provides a very comprehensive benefits package. You will be eligible to participate in our health, dental and vision plans upon completion of one-month employment. Currently, employees of Pinnacle make a minimal contribution towards the cost of health, dental and vision coverage for themselves or their families. The Company also provides basic life insurance and accidental death and dismemberment and dependent life insurance coverage at no cost to employees. However, the Company reserves the right to announce changes to the benefit plan administration. A benefit information package will be made available to you at new hire orientation.

The Company offers a 401(k) plan to all employees upon date of hire. There are a variety of investment options to choose from. The Company does not currently make any matching contributions.

By accepting this offer and in exchange for employment with the Company, you agree that all disputes, claims and controversies between you and the Company, its affiliates, agents and successors will be resolved by final and binding arbitration pursuant to the Federal Arbitration Act and the procedures of the
American Arbitration Association. By agreeing to final and binding arbitration, you acknowledge that you are waiving any rights to a jury trial for all such disputes, claims and controversies.

To prevent any misunderstanding between us, this letter will supersede any discussions or written documents between us or between you and any other representatives of Pinnacle regarding your employment. This letter sets forth the entire understanding between us regarding your employment, and may not be amended or modified except by a document in writing signed by both of us.

Please understand that while it is our hope and belief that our relationship will be a long one, this is an offer of employment on an "at will" basis. The application form explains the conditions of employment and compensation with
Pinnacle Towers Inc. are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either
Pinnacle Towers Inc. or yourself, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with Pinnacle Towers Inc. No manager or representative of Pinnacle Towers Inc., other than an officer of
Pinnacle Towers Inc. has authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by an officer of Pinnacle Towers Inc.

As you are already aware, this offer of employment is contingent upon satisfaction of the following conditions: proof of citizenship or unrestricted authorization to work in the

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United States (please bring your acceptable documents on your first day of employment); satisfactory completion of a background investigation, which may include verification of past employment, education, felony criminal convictions history, driving record and credit report, if applicable.

Stephen, if you agree with and accept the terms of this offer of employment, please sign below and return this letter to my attention via hand delivery or confidential fax (941) 308-0310. We are confident your employment with Pinnacle
Towers Inc. will prove mutually beneficial, and we look forward to having you join our team.

You are scheduled for new hire orientation at 8:30 on Monday, June 2, 2003.

Sincerely,

/s/ David J. Grain
David J. Grain
President

I accept Pinnacle's offer of employment as outlined above:

ACCEPTED BY: STEPHEN W. CRAWFORD

SIGNATURE: /s/ Stephen W. Crawford
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DATE: 5/13/03
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